Exhibit 99.1

FOR IMMEDIATE RELEASE

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BellSouth®]

MEDIA CONTACT:

Jeff Battcher

BellSouth

404-249-2793

jeff.battcher@bellsouth.com

BellSouth shareholders vote overwhelmingly to approve merger agreement with AT&T

BellSouth Announces Preliminary Voting Results from Special Meeting of Shareholders

ATLANTA – July 21, 2006 -- Shareholders of BellSouth Corporation (NYSE: BLS) have overwhelmingly voted to approve a merger agreement with AT&T, the company reported at the conclusion of the special shareholder meeting today. BellSouth reported that approximately 97 percent of the shares that were voted approved the merger. This represents 1.22 billion - or more than 67 percent - of the company’s outstanding shares. Approval of the merger agreement required a positive vote of a majority of the outstanding shares.

The proposed transaction will create a company that will be a more effective and efficient provider of wireless, broadband, video, voice, data and directory services. The merger will also place control of Cingular Wireless under one company.

“Today’s affirmative shareholder vote is a significant step in the merger approval process and demonstrates the value of the combination of AT&T and BellSouth,” said BellSouth Chairman and CEO Duane Ackerman. “This merger will set the standard for communications in the 21st century. BellSouth’s customers will benefit from a shared vision of exceptional customer service and product innovation.”

Ackerman stated that the company has made substantial progress toward completion of the regulatory approvals and that the merger is expected to close in the fall. Upon closing, BellSouth will be a direct wholly owned subsidiary of AT&T.

Under the terms of the agreement, BellSouth’s shareholders will receive 1.325 AT&T shares for each BellSouth share that they hold. This exchange ratio represents a 17.9 percent premium based on AT&T and BellSouth’s stock prices on March 3, 2006, the last trading day before the merger announcement. Shareholders will also benefit from ongoing ownership of 38 percent of the combined company and will be able to participate in the significant synergies this merger will generate.

About BellSouth Corporation

BellSouth Corporation is a Fortune 500 communications company headquartered in Atlanta, Georgia. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation's largest wireless voice and data provider with 57.3 million customers.

Backed by award-winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth

Answers®, residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular® Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers print and online directory advertising through The Real Yellow Pages® and YELLOWPAGES.COM™ from BellSouth.

BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today's global marketplace. More information about BellSouth can be found at http://www.bellsouth.com.

Safe Harbor

In addition to historical information, today’s presentation may contain forward-looking statements regarding events and financial trends. Factors that could prevent or delay completion of the proposed merger with AT&T, could affect the future results of the merged company and could cause the merged company’s actual results to differ from those expressed in the forward-looking statements include: (i) our and AT&T’s ability to obtain governmental approvals of the proposed merger on the proposed terms and contemplated schedule; (ii) the failure of AT&T shareholders to approve the issuance of AT&T common shares in the merger or the failure of our shareholders to approve the merger; (iii) the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; (iv) the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC, may not be fully realized or may take longer to realize than expected; (v) disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and (vi) those factors contained in the proxy statement relating to the proposed merger filed with the SEC.